SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 28, 2006

Colombia Goldfields Ltd.

(Exact name of registrant as specified in its charter)

Nevada	000-51013	76-0730088
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

666 Burrard Street, Suite 500, Vancouver, British Columbia, Canada	V6C 2X8
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (604) 601-2040

___________________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 - Other Events

Item 8.01 Other Events.

On January 12, 2006, we entered into a Stock Purchase Agreement with Investcol Limited ("Investol") and RNC (Colombia) Limited (the "Agreement"), and acquired twenty-five percent (25%) of the issued and outstanding stock of RNC (Colombia) Limited, a Belize corporation ("RNC") together with an option to acquire the remaining seventy five percent (75%) of RNC's issued and outstanding stock over a period of time. RNC is a subsidiary of Investcol that is the beneficial holder of 100% of the issued and outstanding stock of Compania Minera de Caldas S.A. ("Caldas"), a Colombia corporation that (i) owns certain mining rights, (ii) has options to acquire mining rights and (iii) has exclusive rights to evaluate certain property, all located in the Zona Alta portion of the Marmato project in Colombia.

On April 28, 2006, we exercised our option to acquire an additional 25% of RNC’s issued and outstanding common stock, resulting in us owning 50% of RNC’s issued and outstanding common stock. In consideration for the acquisition of the additional 25% interest in RNC, we issued Investcol 2,000,000 shares of our common stock and issued a $4,000,000 non-interest bearing demand loan to RNC.

We have the option to acquire an additional 25% interest in RNC, resulting in us owning 75% of RNC, in consideration for the issuance of 4,000,000 shares of our common stock to Investcol and a $15,000,000 non-interest bearing demand loan to RNC on or before October 30, 2006

We have the option to acquire the remaining 25% interest in RNC until May 1, 2009, resulting in us owning 100% of RNC, in consideration for a purchase price equal to 25% of the value of Caldas as determined by a bankable feasibility study. The purchase price is payable in either cash or shares of our common stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Colombia Goldfields Ltd.

/s/ Daniel Hunter
Daniel Hunter
Chief Operating Officer & Director
Date: April 28, 2006